EXHIBIT 99.1

PRESS RELEASE, DATED NOVEMBER 7, 2007, OF ENERSYS REGARDING FINANCIAL RESULTS

FOR THE SECOND FISCAL QUARTER OF 2008

EnerSys Reports Second Fiscal Quarter of 2008 Results

READING, PA, November 7, 2007/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the second fiscal quarter of 2008. Net earnings for the second fiscal quarter of 2008 were up 46%, and on a non-GAAP adjusted basis, were up 51% when compared to the comparable prior year amounts. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net earnings for the second fiscal quarter of 2008 were $16.8 million, or $0.36 per basic share and $0.35 per diluted share, which includes $0.3 million ($0.4 million pre-tax) unfavorable impact of the continuation of the previously disclosed European restructuring plan. Excluding the highlighted European restructuring charges in the second fiscal quarter of 2008, non-GAAP adjusted net earnings were $17.1 million, or $0.35 per diluted share, and exceed the previous guidance of $0.22—$0.26 per diluted share provided on August 8, 2007. The previous guidance also excluded the unfavorable impact of the European restructuring charges.

Net earnings in the second fiscal quarter of the prior year were $ 11.5 million, or $0.25 per basic share and $0.24 per diluted share, which included $0.7 million ($1.0 million pre-tax) or a $0.01 per share favorable impact from a legal settlement, offset by the unfavorable impact from professional fees related to a shelf registration and an abandoned acquisition of $0.5 million ($0.7 million pre-tax) or a $0.01 per share. Excluding the highlighted charges and credits, non-GAAP adjusted net earnings for the second fiscal quarter of the prior year were $11.3 million or $0.24 per basic and diluted share.

Net sales for the second fiscal quarter of 2008 were $461.5 million compared to $353.9 million in the comparable period of the prior year, or an increase of 30%.

EnerSys’ operating results for its reporting segments for the second fiscal quarter of 2008 and comparable prior year period are as follows (in millions):

	Fiscal quarters ended
	October 1, 2006		September 30, 2007
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$158.8	$10.3	$198.6	$9.3
Motive Power	195.1	13.4	262.9	22.6
Restructuring charges	—	—	—	(0.4)
Litigation settlement income	—	1.0	—	—

	$353.9	$24.7	$461.5	$31.5

Net earnings for the six fiscal months of 2008 were up 2%, and on a non-GAAP adjusted basis, were up 45% when compared to the comparable prior year amounts. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Adjusted Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net earnings for the six fiscal months of 2008 were $24.2 million or $0.51 per basic share and $0.50 per diluted share, included an unfavorable $0.15 per share impact from the $7.1 million ($10.3 million pre-tax) of the European restructuring and $0.1 million ($0.2 million pre-tax) unfavorable impact of professional fees related to a secondary offering. Excluding the highlighted charges, non-GAAP adjusted net earnings for the six fiscal months of 2008 were $31.4 million or $0.67 per basic share and $0.65 per diluted share.

Net earnings in the six fiscal months of the prior year were $23.6 million, or $0.51 per basic share and $0.50 per diluted share, which included $2.6 million ($3.8 million pre-tax) or a $0.6 per share favorable impact from legal settlements, offset by the unfavorable impact of $0.5 million ($0.8 million pre-tax) or a $0.01 per share from professional fees related to a shelf registration and an abandoned acquisition. Excluding the highlighted charges and credits, non-GAAP adjusted net earnings for the six fiscal months of the prior year were $21.5 million or $0.46 per basic share and $0.45 per diluted share.

Net sales for the six fiscal months of 2008 were $891.3 million compared to $713.0 million in the prior year, or an increase of 25%.

EnerSys’ operating results for its reporting segments for the six fiscal months of 2008 and comparable prior year period are as follows (in millions):

	Six fiscal months ended
	October 1, 2006		September 30, 2007
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$317.2	$19.7	$383.3	$17.8
Motive Power	395.8	26.8	508.0	43.3
Restructuring and other charges	—	—	—	(10.3)
Litigation settlement income	—	3.8	—	—

	$713.0	$50.3	$891.3	$50.8

“We continue to experience record sales with broad based growth in all regions of the world and in both of our market segments. I believe that our customers realize the value and the quality of the products and services that we deliver to them every day,” stated John D. Craig, chairman, president and chief executive officer. “I am pleased with our earnings in the second quarter, resulting from our increased sales volume and the impact of our investments in support of cost reductions and lower cost manufacturing facilities. Offsetting these improvements, however, are increased commodity costs, especially lead which reached an unprecedented level in our second quarter. We have not yet fully recovered the impact of these cost increases through selling price adjustments.”

Craig added, “We anticipate that adjusted diluted net earnings per share for our third fiscal quarter of 2008 will be between $0.25 and $0.29, which excludes the expected additional European restructuring charges of approximately $2 million ($0.03 per share) as described in our press release of May 23, 2007.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations and subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the second fiscal quarter ended September 30, 2007, which was filed with the U.S. Securities and Exchange Commission.

Reconciliation of Non-GAAP Adjusted Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses non-GAAP measures in their analysis of the Company’s performance. These measures, as used by EnerSys in past quarters and years, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and highlighted charges and income items. Management believes presentations of financial measures reflecting these non-GAAP adjustments provide important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions; and those charges and credits that are not directly related to operating unit performance and are unusual in nature. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and highlighted charges. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal quarters ended
	October 1, 2006		September 30, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$11.5		$16.8
Non-GAAP adjustments (net of tax):
Restructuring charges	—		0.3	(1)
Litigation settlement income	(0.7	)(2)	—
Shelf registration statement and an abandoned acquisition	0.5	(3)	—

Non-GAAP adjusted net earnings	$11.3		$17.1

Outstanding shares used in per share calculations
Basic	46,471,958		47,098,758

Diluted	47,769,804		48,068,262

Non-GAAP adjusted net earnings per share:
Basic	$0.24		$0.36

Diluted	$0.24		$0.35

Reported net earnings per share:
Basic	$0.25		$0.36

Diluted	$0.24		$0.35

	Six fiscal months ended
	October 1, 2006		September 30, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$23.6		$24.2
Non-GAAP adjustments (net of tax):
Restructuring charge	—		7.1	(1)
Litigation settlement income	(2.6	)(2)	—
Shelf registration statement and secondary offering and an abandoned acquisition	0.5	(3)	0.1	(3)

Non-GAAP adjusted net earnings	$21.5		$31.4

Outstanding shares used in per share calculations
Basic	46,404,985		46,992,038

Diluted	47,457,668		47,959,897

Non-GAAP adjusted net earnings per share:
Basic	$0.46		$0.67

Diluted	$0.45		$0.65

Reported net earnings per share:
Basic	$0.51		$0.51

Diluted	$0.50		$0.50

(1)

Resulting from pre-tax charges of $0.4 million in the second fiscal quarter of 2008 and $10.3 million in the fiscal six months of 2008, primarily for severance costs related to staff reductions and other restructuring activities in Europe.

(2)	Resulting from two favorable legal settlements, net of fees and expenses, recorded in the first and second fiscal quarters of 2007.
(3)

Resulting from legal and professional fees related to a shelf registration statement and secondary offering, and an abandoned acquisition, recorded in the first fiscal quarter of 2008 and the second fiscal quarter of 2007.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	October 1, 2006	September 30, 2007
Net sales	$353.9	$461.5
Gross profit	77.7	92.0
Operating expenses	54.0	60.0
Restructuring and other charges	—	0.4
Litigation settlement income	(1.0)	—
Operating earnings	24.7	31.5
Earnings before income taxes	16.8	23.7
Net earnings	$11.5	$16.8

Net earnings per common share
Basic	$0.25	$0.36

Diluted	$0.24	$0.35

Weighted average shares outstanding
Basic	46,471,958	47,098,758

Diluted	47,769,804	48,068,262

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Six fiscal months ended
	October 1, 2006	September 30, 2007
Net sales	$713.0	$891.3
Gross profit	154.8	178.6
Operating expenses	108.3	117.5
Restructuring and other charges	—	10.3
Litigation settlement income	(3.8)	—
Operating earnings	50.3	50.8
Earnings before income taxes	34.6	34.4
Net earnings	$23.6	$24.2

Net earnings per common share
Basic	$0.51	$0.51

Diluted	$0.50	$0.50

Weighted average shares outstanding
Basic	46,404,985	46,992,038

Diluted	47,457,668	47,959,897

EnerSys will host a conference call to discuss the Company’s second fiscal quarter 2008 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, November 8, 2007, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:
Date:	Thursday, November 8, 2007
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	866-831-6247
International Dial-In Number:	617-213-8856
Passcode:	35669119

A replay of the conference call will be available from 11:00 a.m. on November 8, 2007, through midnight on December 7, 2007.

The replay information is:
Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	28935562

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys,

P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.

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